Exhibit 99.1

Contacts:	Pamela S. Hendry, Senior Vice President & Treasurer
ILFC Investor contact
310-788-1999

Paul Thibeau
ILFC Media Relations contact
612-638-2633
pthibeau@ilfc.com

ILFC ANNOUNCES PRICING OF $1.0 BILLION OF 8¼% SENIOR NOTES DUE 2020

LOS ANGELES, December 2, 2010 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has priced, and entered into an agreement to issue and sell, subject to certain conditions, its public offering of $1.0 billion aggregate principal amount of 8¼% senior notes due 2020. The notes were offered pursuant to an effective shelf registration statement filed on August 7, 2009 with the Securities and Exchange Commission.

ILFC expects to close the offering on December 7, 2010, subject to the satisfaction of customary market and other closing conditions.

The notes will pay interest semi-annually on each June 15 and December 15 at a rate of 8.25% per year, beginning June 15, 2011, and will mature on December 15, 2020.  The notes will be unsecured and will not be guaranteed by ILFC’s parent, any of ILFC’s subsidiaries or any third party.

The notes will be issued by ILFC at the initial price of 99.160% of the principal amount.  The aggregate net proceeds from the sale of the notes, after deducting underwriting discounts and commissions, fees and estimated offering expenses, will be approximately $976.4 million and will be used by ILFC for general corporate purposes, including the repayment of existing indebtedness.

You may obtain a copy of the prospectus supplement and related prospectus for free, when available, by visiting EDGAR on the SEC website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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10250 Constellation Blvd., Suite 3400, Los Angeles, CA 90067 • Tel: (310) 788-1999 Fax: (310) 788-1990

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed closing date of the offering of the notes and the expected use of the proceeds from the sale of such notes. These forward-looking statements reflect ILFC’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for ILFC’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

About ILFC

ILFC is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world.  ILFC owns a portfolio consisting of approximately 950 jet aircraft.

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions.  AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer.  In addition, AIG companies are leading providers of life insurance and retirement services around the world.  AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

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